Exhibit 10.2

MUTUAL RELEASE AND AGREEMENT

This Mutual Release and Agreement (this “Agreement”) is made as of this 14th day of August, 2008 by and between (i) Dr. Wilfried van Moorleghem (“van Moorleghem”), an individual, (ii) AMT, N.V., a Belgian corporation f/k/a Memry Europe, N.V., and (iii) Memry Corporation, a Delaware corporation (“Memry”).

RECITALS

Whereas, simultaneously herewith, van Moorleghem, Memry and certain other parties are entering into a Settlement Agreement and Mutual Release dated the date hereof (the “Settlement Agreement”), by which the parties thereto are settling an action currently pending in the United States District Court for the Northern District of California, styled as Memry Corporation v. Kentucky Oil Technology, N.V., et al., Case No. CV 04-03843 RMW (HRL) (the “Lawsuit”); and

WHEREAS, both Memry and AMT, along with USI (as defined in the Settlement Agreement), are party to the Collaboration Agreement, as such term is defined in the Settlement Agreement (the “Collaboration Agreement”); and

WHEREAS, Memry and AMT are party to a License and Supply Agreement dated as of February 8, 2001 (the “License and Supply Agreement”); and

Whereas, Memry would not be entering into the Settlement Agreement, and paying the $3,500,000 contemplated thereby, but for the execution and delivery by van Moorleghem and AMT of their agreements and releases contained herein, and van Moorleghem and AMT would not agree to and grant the same without the agreements and releases by Memry granted herein;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants set forth in this Agreement, the parties hereto agree as follows:

A.  Termination of Agreements.

1. Termination of Collaboration Agreement. AMT agrees and acknowledges that it consents and agrees to the termination of the Collaboration Agreement as set forth in the Settlement Agreement, such that the same is hereby terminated, and all rights and obligations therein fully released, notwithstanding the fact that AMT is not party to the Settlement Agreement itself.

2. Termination of License and Supply Agreement. Memry and AMT hereby agree that, except as is set forth in the remainder of this Section A.2., the License and Supply Agreement is hereby terminated and all rights and obligations thereunder are extinguished and released. Notwithstanding the foregoing, however, Memry and AMT agree that the licenses granted by Memry to AMT in Section C.1 of the License and Supply Agreement shall, to the extent still in full force and effect, continue in full force and effect in accordance with their respective terms (including, without limitation, AMT’s royalty obligations pursuant to Section C.2 of the License and Supply Agreement), and the relevant provisions of the License and Supply Agreement relating to such licenses (including, without limitation, the provisions of Section C. of the License and Supply Agreement and the provisions of Sections A., D. and E. to the extent (and only to the extent) they relate thereto) shall likewise remain in full force and effect notwithstanding the execution and delivery hereof, including, without limitation, the provisions of Section E.12; provided, however, that Memry and AMT specifically agree and acknowledge that Memry shall have no further obligations under Section C.3.(e) of the License and Supply Agreement.

B. Mutual Releases.

1. Release of Memry. van Moorleghem and AMT hereby release Memry, and its officers, directors, shareholders, divisions, business units, members, managers, parents, subsidiaries, affiliates, predecessors, successors, representatives, agents, servants, employees, attorneys, accountants, investors, and insurers (collectively, the “Memry-Related Parties”), of and from any and all known and unknown actions, causes of action, claims, demands, damages, costs, losses, expenses, liabilities, attorneys’ fees, and debts whatsoever, under statutory law or regulation, at common law or in equity of any jurisdiction, including, without limitation, those relating to the Lawsuit and the License and Supply Agreement, that van Moorleghem and/or AMT has, did have, or may have against any of the Memry-Related Parties from the beginning of time to the date of this Release (the “van Moorleghem/AMT Released Claims”). The parties agree and acknowledge that this release extinguishes all claims of van Moorleghem and AMT against the Memry-Related Parties, whether such claims are asserted by van Moorleghem and/or AMT and/or by their respective predecessors, successors, officers, directors, shareholders, divisions, business units, members, managers, parents, subsidiaries, affiliates, representatives, agents, servants, employees, attorneys, accountants, investors, and insurers.

2. Release of van Moorleghem and AMT. Memry releases van Moorleghem and AMT and their respective officers, directors, shareholders, divisions, business units, members, managers, parents, subsidiaries, affiliates, predecessors, successors, representatives, agents, servants, employees, attorneys, accountants, investors, and insurers (such persons and entities, the “van Moorleghem/AMT-Related Parties”) of and from any and all known and unknown actions, causes of action, claims, demands, damages, costs, losses, expenses, liabilities, attorneys’ fees, and debts whatsoever, under statutory law or regulation, at common law or in equity of any jurisdiction, including, without limitation, those relating to the Lawsuit and the License and Supply Agreement, that Memry has, did have, or may have against any of the van Moorleghem/AMT-Related Parties from the beginning of time to the date of this Settlement Agreement (the “Memry Released Claims” and, with the van Moorleghem/AMT Released Claims, the “Released Claims”). The parties agree and acknowledge that this release extinguishes all claims of Memry against the van Moorleghem/AMT-Related Parties, whether such claims are asserted by Memry or by its officers, directors, shareholders, divisions, business units, members, managers, parents, subsidiaries, affiliates, predecessors, successors, representatives, agents, servants, employees, attorneys, accountants, investors, and insurers.

3. Unknown Claims. As further consideration and inducement for the compromise settlement detailed in the Settlement Agreement, the parties understand and agree that the releases contained in this Section B apply to all unknown and unanticipated claims or demands of any type whatsoever, and the parties expressly waive the benefits of California Civil Code § 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The parties abandon, release, waive, and relinquish all rights and benefits that they have or may have against any of the released parties under California Civil Code § 1542 with respect to the Released Claims. The parties acknowledge that they may discover facts in addition to, or different from, those that they now believe to be true, including but not limited to the nature or extent of their damages, but that it is nonetheless their intention to fully, finally, completely, and forever settle and release each, every, and all claims released in this Section B. Therefore, the releases given in this Section B shall remain in effect according to their express terms notwithstanding the discovery or existence of any such additional or different facts.

4. Warranty of No Transfer. Each party represents and warrants that it is the sole owner of the claims it is releasing in this Section B, that no other person has any interest in any of those claims, and that it has not sold, assigned, or otherwise transferred any interest in those claims to any third party.

C. Supply Agreement.

1. New Supply Agreement. Memry and AMT hereby agree to enter into a new supply agreement, with Memry as “Supplier” and AMT as “Customer” for purposes of this Section C., on the terms and conditions set forth in the remainder of this Section C. (and, to the extent applicable, the miscellaneous provisions of Section D. below).

2. Basic Agreement. Subject to the terms, provisions and conditions hereinafter set forth, for a period commencing on the date hereof and continuing through August 1, 2018 (the “Term”), Supplier agrees to sell Products to Customer as ordered by Customer; provided, however, that: (i) Customer agrees to sell nitinol tubing products purchased from Supplier only to Permitted Customers; and (ii) Supplier shall only be obligated to sell Products to Customer: (x) for Products generally sold by Memry to third parties (“Generally Available Products”), if and to the extent Supplier is selling said products to third parties in similar quantities; (y) for Products that are not Generally Available Products but that Supplier purchases directly from a supplier, and then resells to Customer without improving the same (“Unimproved Resold Products”), if and to the extent Supplier is purchasing such products or similar products for its own account and can acquire the same from Supplier’s supplier without unreasonable effort and expense; and (z) for Products that are not Generally Available Products but that Supplier purchases from a third party supplier and then improves in a manner or process similar to improvements that Supplier makes to such products for its own internal purposes (“Improved Resold Products”), if and to the extent that Supplier continues to be able to acquire the underlying products from the third party supplier without unreasonable effort and expense and continues to make such improvements to the same for its own account. For purposes of this Section C., (i) “Products” means nitinol tubing products, low carbon stock wires, hollows and cores, and (ii) “Permitted Customers” means customers of Customer that both (a) have their corporate headquarters situated in Europe or Asia (and have the headquarters of any direct or indirect parent entity situated in Europe and Asia) and (b) either utilize the Products for “Manufacturing Within Europe and Asia” as such term is defined in the License and Supply Agreement, or, if they do not, agree that the Products will be used only within Europe and Asia. For purposes of clause (a) of the definition of Permitted Customers, but not for purposes of clause (b), if a Permitted Customer is a customer of Customer and, after being a customer of Customer, is purchased by an entity whose headquarters is situated outside Europe and Asia, said customer shall not cease to be a Permitted Customer by virtue of the parenthetical requirement in said clause (a).

3. Specifications. The Products shall meet Supplier’s published specifications (or, where applicable, agreed upon specifications) for the Products as modified by Supplier from time to time

4. Pricing. The initial purchase price for each Product in any particular quantity shall be provided by Supplier to Customer upon Customer’s request, and shall be the price for such Product until such time as Supplier notifies Customer of any changes thereto. The parties agree that Supplier may amend the purchase price for each Product at any time during the term hereof by ninety (90) days prior written notice to Customer as follows: (A) in the case of Generally Available Products, to reflect the prices at which such Products are generally available to third parties, and (B) in the case of both Unimproved Resold Products and Improved Resold Products to reflect a cost equal to one hundred and fifteen percent (115%) of Supplier’s direct costs for acquiring (and, in the case of Unimproved Resold Products improving) the same; provided, however, that, notwithstanding anything to the contrary in the preceding portion of this Section C.4., Supplier agrees that the price charged by it to Customer for any nitinol tubing product shall be the lowest price being charged at such time by Supplier (or that was charged during the preceding sixty (60) days) for that Product to its other customers purchasing nitinol tubing products in similar quantities.

5. Other Terms and Conditions.

a. Purchase Orders. Customer shall purchase Products by submitting to Supplier purchase orders for specific Products. Purchase orders shall specify the type and quantity of Products to be purchased, the price, the delivery date (which shall not be less than one week for Products in stock and ten weeks for Products not in stock, in each case at the time of the purchase order), the purchase order number, and, in the case of nitinol tubing products only, any requisite test report and certification requirements. Purchase orders shall be deemed accepted by Supplier fourteen (14) days after receipt, unless Supplier notifies Customer within said period that it is rejecting such purchase order. Supplier will only be allowed to reject purchase orders for Products (i) if such purchase orders are not within the scope of Section C.2 above, or (ii) if Supplier, using its reasonable commercial efforts, believes it is unable to supply such Products within the time ordered by Customer (given Supplier’s other commitments).

b. Payment Terms; Invoice. Payment terms are net thirty (30) days after customer’s receipt of Supplier’s invoice or shipment (whichever is later). The Customer description and part number must be referenced on all invoices and packing lists. All outstanding sums owed to Supplier by Customer shall accrue interest at a rate of 1.0% per month (or any part thereof) if unpaid within ten (10) days after the due date therefore. Notwithstanding anything to the contrary set forth in this Section C., in no event shall Supplier be required to accept a purchase order from Customer, or provide customer with thirty (30) day terms, if the extension of such credit would cause Customer to owe Supplier (after giving effect to the amount of such purchase order, and all other outstanding purchase orders and accounts in the aggregate) U.S. $100,000 or more, except to the extent that Customer supplies Supplier with a satisfactory irrevocable letter of credit (or other security satisfactory to Supplier) for amounts owed Supplier in excess of U.S. $100,000.

c. Terms and Conditions. Except as otherwise provided herein, each sale hereunder shall be governed by Supplier’s standard terms and conditions as defined from time to time (the “Sale Terms”). Such terms and conditions hereby are incorporated herein by this reference. Any preprinted terms submitted by Customer are superseded by the terms of this Agreement. In the event of any inconsistency between this Agreement and the Sale Terms, this Agreement shall be controlling.

d. Delivery. Standard delivery for Products is ten (10) weeks after receipt of Customer’s order for Products not in stock and one week for Products in stock. The parties may agree on shorter lead times to meet Customer’s needs. If Supplier does not meet the committed ship date Customer may, without waiving any claims hereunder, (i) extend the time for delivery, or (ii) cancel all or any part of the purchase order. The delivery dates for all Products sold pursuant to this Agreement shall be deemed to be the date on which they are placed by Supplier into the possession of Customer’s designated carrier, packed and ready for shipment to Customer’s designated location, and delivery shall be made FOB Supplier’s facility, with customer paying freight and insurance. Invoices shall not precede the delivery date. Supplier shall ship Products from Supplier’s facilities in either greater San Francisco, California or Connecticut, U.S.A.; provided, however that, at Supplier’s option, all products shall be shipped by Customer’s designated standard carrier unless otherwise specified by Customer. Delivery shall be made to Customer’s plant at Herk de Stad, Belgium, unless otherwise specified by customer in writing.

e. Warranty. Supplier warrants the Products as set forth in the Sale Terms. These warranties shall inure to the benefit of Customer, its successors and assigns and to subsequent purchasers of the Products, and shall survive acceptance and use of, and payment for, the Products.

f. Returns.

(i) Supplier agrees to accept return of any Product that fails to function as warranted herein and in accordance with the specifications specified in the applicable purchase order. In the event of a return of a Product pursuant to this Section C.5(f), Supplier shall perform testing and analysis of the returned Product and issue a written report to Customer explaining the cause of the failure. Supplier agrees to replace returned Products with new Products or to credit Customer for the full amount of the purchase price. IN NO EVENT SHALL SUPPLIER BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM THE USE OF ANY OF THE PRODUCTS BY ANY PERSON.

(ii) Any claim for breach of warranty hereunder must be presented to the Supplier, in writing, within sixty (60) days after receipt of the Product by Customer and must state that a claim hereunder is probable. Failure to notify Supplier as aforesaid within such specified period shall constitute a waiver of the claim. Claims must be accompanied by supporting proof to the extent reasonably available.

g. Insurance.

(i) On written request from Customer, Supplier shall deliver to Customer a certificate of insurance evidencing that Supplier maintains product liability insurance for the Products in an amount that is usual and customary for Supplier’s business.

(ii) Customer shall maintain product liability insurance for any products incorporating the Products in an amount that is usual and customary for Customer’s business and, upon written request from Supplier, will deliver to Supplier a certificate of insurance evidencing the same.

h. Termination. Section C. of this Agreement may be terminated at any time during its term as follows:

(i) by mutual written consent of the parties at any time;

(ii) by either party following thirty (30) days notice to the other party that such second party is in breach of any of its material obligations under Section C. of this Agreement and a failure of the breaching party to cure the breach within the thirty (30) day period (unless the breach is not curable in which case the Term shall terminate immediately following such notice). If either party fails to keep or perform any of its material obligations under this Section C. and such default continues for a period of thirty (30) days after the defaulting party has been notified of the default by the other party, then the non-defaulting party may suspend this Section C. forthwith upon written notice to the other party until such time as the default has been cured. However, a non-defaulting party who has suspended performance pursuant to this Section C.5(h) shall not be precluded form terminating the Term pursuant to any other provision, or from pursuing its other lawful rights in the event that the defaulting party does not cure the default prior to such termination. Nothing in this Section C.5(h) in any way shall extend the Term. Termination of this Section C. shall in no way effect, limit or impair the effectiveness of the other sections of this Agreement.

i. Force Majeure. Neither Supplier nor Customer shall be liable for its failure to perform its obligations under this Section C. due to events beyond its reasonable control including, but not limited to, strikes, riots, wars, fire, acts of God, labor unrest and acts in compliance with applicable law, regulation or order (whether valid or invalid) of any governmental body.

D. Other Provisions.

1. No Continuing Relationship. The parties acknowledge that they do not have any present relationship whatsoever with the other except as set forth herein. Neither party will make any representation to any third party that is inconsistent with this acknowledgment. If a party makes any representation to third parties that is contrary to this paragraph, the other party shall be entitled to injunctive relief and specific performance of this paragraph.

2. Indemnification. Each of AMT and van Moorleghem will defend, indemnify, and hold harmless Memry and all of the Memry-Related Parties and all successors, assigns, end-users, and customers of each, for the breach of any covenant, warranty or representation made by such party herein. Memry will defend, indemnify and hold harmless van Moorleghem and all of the van Moorleghem/AMT-Related Parties and all successors, assigns, end-users and customers of each, for the breach of any covenant, warranty or representation made by Memry herein. Pursuant to this indemnification, the indemnitees are entitled to use counsel of their choice.

3. Notices. All notices, requests, and demands made under this Agreement: (a) shall be in writing and made to the parties and their counsel at the address indicated below, or to such other address as a party may designate by prior written notice to all of the others in accordance with this provision; and (b) shall be deemed to have been given or made (i) if delivered in person, immediately upon delivery, (ii) if by email or facsimile transmission, immediately upon sending and upon confirmation of receipt, provided that on that day or the following day a copy is also sent by first class mail, (iii) if by nationally recognized overnight courier service with instructions to deliver the next business day, one business day after; and (iv) if by certified mail, return receipt requested, five (5) days after mailing.

If to van Moorleghem:

Wilfried van Moorleghem
Dr. Wilfried van Moorleghem
Industrieweg 1113
B3540 Herk
Belgium
Facsimile No: 011 32 13553514
Email:  wilfried_vanmoorleghem@yahoo.com

If to AMT:

AMT, N.V.
Dr. Dimitri Aslanidis
Daelemveld 1113
B3540 Herk
Belgium
Facsimile No.: 011 32 13553514
Email:   dimitri.aslanidis@amtbe.com

If to Memry:

Memry Corporation
Attn: Robert Belcher
3 Berkshire Boulevard
Bethel, Connecticut 06801

with a copy to:

David I. Albin, Esq.
Finn Dixon & Herling LLP
177 Broad Street, 15th Floor
Stamford, Connecticut 06901-2048

4. Interpretation. This Agreement shall be construed without regard to the party or parties responsible for the preparation of the same and shall be deemed to have been prepared jointly by the parties hereto. If any ambiguity or uncertainty exists herein, such ambiguity or uncertainty shall not be interpreted against any party hereto, but rather, shall be interpreted according to the application of other rules of contract interpretation. The parties acknowledge that this Agreement is in the English language and that the English language will govern its interpretation.

5. Governing Law. This Agreement shall be construed in accordance with California law, without regard to its internal choice-of-law rules.

6. Enforcement. If any action is brought for breach of or to enforce this Agreement, it shall be brought in the United States District Court for the Northern District of California, unless that court has no jurisdiction over the action, in which case it shall be brought in the Superior Court of the State of California for the Counties of San Francisco or Santa Clara.

7. Attorneys’ Fees. In any action for breach of or to enforce this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, expenses, and costs.

8. Integration. This Agreement is the entire agreement between the parties with respect to its subject matter and supersedes all prior or contemporaneous oral or written negotiations or agreements with regard to the matters set forth in it. Neither party is entering into this Agreement on the basis of any promise, statement, or representation, express or implied, that is not expressly set forth in it.

9. Independent Counsel. Each party acknowledges that it has been represented by independent counsel of its own choice throughout all negotiations pertaining to its execution of this Agreement. Each party further acknowledges that it has received and relied upon advice from its independent counsel with respect to: (a) the meaning and effect of each of the terms and conditions of this Agreement including, but not limited to, the Agreements and the waiver of rights under California Civil Code § 1542; and (b) the advisability of entering into this Agreement.

10. Independent Investigation. Each party acknowledges that it has fully investigated the subject matter of this Agreement and that it is entering into this Agreement voluntarily, knowingly, and of its own free will.

11. Successors; Assignment. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, assigns, and successors in interest of each of the beneficiaries hereof. Any beneficiary’s rights hereunder may be assigned to any party succeeding to all or any substantial part of its business. Each party agrees not to use an assignment to evade or avoid its responsibilities hereunder. Notwithstanding the foregoing, (i) AMT may not assign its rights or interests under Section C. hereof without the prior written approval of the Supplier, and (ii) the licenses referred to in Section A. may only be assigned or sublicensed in accordance with the terms of the License and Supply Agreement. For purposes of the foregoing sentence, an event after which causes control of the Customer to be acquired by anyone other than van Moorleghem and his Affiliates, as such term was defined in the License and Supply Agreement, or an event by which van Moorleghem and Affiliates beneficially own less than a majority of the Customer immediately after such event, shall be deemed to constitute an assignment.

12. Severability. If any of the provisions of this Agreement become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be impacted.

13. Counterparts. This Agreement may be signed in counterparts, and a copy of the fully signed Agreement may be used in evidence as if it were the original.

IN WITNESS WHEREOF, the undersigned has caused this Release to be executed and delivered by his duly authorized representatives.

DATED: August 14, 2008	WILFRIED VAN MOORLEGHEM

/s/ Dr. Wilfried van Moorleghem
Dr. Wilfried van Moorleghem

DATED: August 14, 2008	AMT, N.V.

	By:	/s/ Dr. ir. Dimitri Aslanidis
Name: Dr. ir. Dimitri Aslanidis
Title: Managing Director

DATED: August 14, 2008	MEMRY CORPORATION

	By:	/s/ Robert Belcher
Name: Robert Belcher
Title: Chief Executive Officer